Exhibit 99.1
Autoliv Continues to Streamline Closes a Plant in the U.K.

(Stockholm, March 17, 2005) - To offset the continued pricing pressure in the automotive industry Autoliv Inc - the worldwide leader in automotive safety systems - will close down its assembly plant for airbags in the United Kingdom. The plant, which is located in Havant in Hampshire, has 550 employees. Approximately 520 of these jobs will become redundant. 300 jobs will be created in other Autoliv production facilities in Europe, mainly in Turkey. The remaining jobs will be based at other U.K. locations and will primarily provide customer support.

During the last couple of years, Autoliv has consolidated its worldwide manufacturing base and closed down plants in the United States, Sweden and the Netherlands. Manufacturing has instead been expanded in low-labor-cost countries. This has enabled Autoliv to remain competitive despite the pricing pressure in the automotive industry. As a result, Autoliv has been able to increase its sales by nearly 50% since 2000, thereby creating 7,500 new jobs globally, an increase of 23%.

Autoliv Ltd has been selected for closure due to a lack of future business in the U.K. Although UK volumes have remained constant fewer manufacturers are designing new car models in the U.K. The new models which are being introduced are based on shared technologies supported by other parts of the Autoliv Group.

The plant closure will be phased. Line transfers are planned to start in August and will continue to the end of the year. Autoliv Ltd. should cease trading at the end of the first quarter 2006.

Autoliv expects to take a charge of $11 million in the first quarter this year and another $4 million before the second quarter of 2006 for costs associated with the plant closure. Of the $15 million, $6 million are non-cash write-offs which will be recorded in the first quarter 2005. The total costs do not include existing unrecognized actuarial losses related to a defined-benefit pension plan of $10 million which will be amortized over the estimated 17 years remaining service lives of the plan participants.

Inquiries:
Adrian Fulford, Managing Director, Autoliv Ltd., Phone: +44 239 245 9100
Mats Ödman, VP Corp. Comm., Phone. +46 (8) 58 72 06 23

This press release contains statements that are not historical facts but "forward-looking" statements within the meaning of the US Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations of the Company's management and are naturally subject to uncertainty and changes in circumstances. The forward-looking statements in connection with the plant closure contained herein involve risks and uncertainties that could cause the Company's results to differ materially from what is projected. In addition, the Company's forward-looking statements could be affected by general industry and market conditions and growth rates, general domestic and international economic conditions, including currency exchange rate fluctuations and other factors. The Company undertakes no obligations to update publicity and forward-looking statements whether as a result of new information or future events.

Autoliv Inc. develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures Autoliv has 80 facilities with 40,000 employees in 30 vehicle-producing countries. In addition, the company has development and engineering centers in six countries around the world, including 20 test tracks, more than any other automotive safety supplier. Sales in 2004 amounted to US $6.1 billion. The Company's shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Stockholm Stock Exchange (SSE: ALIV).